Exhibit 99.1

Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Improved Q3

New York, NY, November 8, 2005 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its third quarter and nine months ended September 30, 2005.

Third Quarter and Nine-Month Financial Highlights

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Revenue for the third quarter increased 18% to $34.8 million, versus $29.6 million in the third quarter of 2004.  Revenue for the nine months ended September 30, 2005 increased 14% to $98.2 million, versus $86.0 million recorded in the first nine months of 2004.

•

In the 2005 third quarter, the Company reported net income attributed to common stockholders of $1.3 million, or $0.04 per share, as compared to a net loss of ($0.6) million, or ($0.02) per share, in the 2004 third quarter.  For the first nine months of 2005, the Company posted net income of $0.2 million, or $0.01 per share, as compared to a net loss of ($0.9) million, or ($0.03) per share, in the same period last year.

“This year certainly looks better than last year,” said John Katzman, CEO.  “We’ve hired Andrew Bonanni as our CFO and Kevin Howell as General Manager for our K-12 Division; each brings with him a proven track record of creating strong business processes.  Further, we’re showing solid performance against our key opportunities, like Supplemental Education Services (SES), formative assessment, and higher ed marketing.  Overall, we must drive efficiency throughout the organization.  Our corporate overhead is still higher than we would like it to be and we are therefore dedicating 2006 to driving productivity and growing the business profitably.”

Test Preparation Services

Revenue in the Test Prep division during the third quarter increased 11% to $26.7 million up from $24.2 million, over prior year. Gross margins held strong at approximately 70% in both periods.  The division’s operating income was $6.0 million in the third quarter, compared to $6.1 million in the same period last year.  This slight dollar reduction is driven by third quarter training, sales and marketing costs related to SES courses, which recognize revenue throughout the rest of the school year.

Year-to-date, Test Prep revenue increased by 15% to $70.3 million up from $61.2 million in the prior year.  Gross margins were comparable at approximately 69% in both periods.  Operating income increased 31% to $13.1 million, up from $10.0 million prior year.  Operating margins for the first nine months of 2005 increased to 18.6%, versus 16.3% in the same period last year.

In retail classroom courses, SAT, LSAT and MCAT were the strongest performers.  Additionally, institutional sales have grown 20% over the 2004 third quarter, and 21% over prior year-to-date.  The Company continued to perform well in its SES recruiting efforts, where enrollment has more than doubled from 2004.

K-12 Services

Revenue in the K-12 Services division during the third quarter increased 92% to $5.3 million up from $2.7 million a year ago, and was up 21% to $20.3 million compared with the prior nine months.   This quarter’s growth is predominately due to revenue recognition timing shifts along with improvement in the Company’s contract processes.  The division is expected to show solid growth for full-year 2005.

The Company believes that it is on track to again renew and/or expand contracts with its major customers.  In addition, SideStreets, the Company’s workbook intervention-based product, was introduced at the end of the third quarter.  This product has been received quite favorably and has already resulted in significant sales to major clients.

Admissions Services

Revenue in Admission Services during the third quarter increased 4% to $2.8 million up from $2.7 million a year ago. The operating loss for the quarter is ($1.4) million, compared to a loss of ($1.9) million in the comparable period in 2004.

Year-to-date Admission Services revenue decreased by approximately 6% to $7.6 million down from $8.1 million in the prior year. The year-to-date operating loss was ($4.2) million, compared to a loss of ($4.0) million in the comparable period in 2004.

The division continued to show progress in its marketing product sales, which have doubled so far this year.  While its 2005 technology revenues were down compared to last year, this division’s counseling revenues have increased.  Admissions Services – together with the Test Prep Division – recently signed two one-year contracts for counseling and test preparation services in Texas with a total value of $3.0 million for a ground-breaking initiative designed to enable students in Dallas and south Texas to pursue opportunities in higher education.  Admissions Services will be the point for project management and delivery of counseling services, training and software; the Test Prep Division will provide live and online test preparation.

Business Outlook

While the Company has made progress in improving its cost structure during 2005, the level of improvement was less than it would have liked.  The Company still expects to be profitable for full-year 2005; however, earnings will be below what it previously anticipated due to slower institutional sales.

The Princeton Review will review its third quarter 2005 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (913) 981-5519 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 5767467, through November 11, 2005.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Revenue
Test Preparation Services	$26,748	$24,185	$70,263	$61,178
K-12 Services	5,281	2,752	20,322	16,732
Admissions Services	2,767	2,665	7,606	8,086

Total revenue	34,796	29,602	98,191	85,996

Cost of revenue
Test Preparation Services	8,007	7,316	21,496	18,449
K-12 Services	2,934	2,711	10,362	9,380
Admissions Services	1,283	1,161	3,224	2,314

Total cost of revenue	12,224	11,188	35,082	30,143
Gross profit	22,572	18,414	63,109	55,853

Selling, general and administrative expenses	21,910	19,161	62,635	56,764

Income (loss) from operations	662	(747)	474	(911)

Interest expense	(110)	(236)	(501)	(471)
Sale of rights to franchisees	990	—	990	—
Other income, net	—	137	125	214
Equity in the loss of affiliates	(71)	—	(232)	(68)

Income (loss) before benefit from income taxes	1,471	(846)	856	(1,236)
Benefit from income taxes	—	354	—	513

Net income (loss)	1,471	(492)	856	(723)
Dividends and accretion on Series B-1 Preferred Stock	(206)	(126)	(599)	(163)

Net income (loss) attributed to common stockholders	$1,265	$(618)	$257	$(886)

Basic income (loss) per share	$0.05	$(0.02)	$0.01	$(0.03)

Diluted income (loss) per share	$0.04	$(0.02)	$0.01	$(0.03)

Weighted average shares used in computing basic income (loss) per share	27,571	27,497	27,570	27,437

Weighted average shares used in computing diluted income (loss) per share	28,733	27,497	28,720	27,437

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,489	$19,197
Accounts receivable, net	22,023	23,441
Prepaid expenses	1,868	2,019
Inventory	2,831	1,054
Other assets	1,998	1,547

Total current assets	36,209	47,258
Furniture, fixtures, equipment and software development, net	15,089	13,380
Investment in affiliates	1,582	1,847
Goodwill	31,511	31,511
Other intangibles, net	11,692	10,032
Notes receivable	1,574	1,162
Other assets	2,901	2,451

Total assets	$100,558	$107,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,290	$8,359
Accrued expenses	7,164	7,342
Current maturities of long-term debt	1,375	3,769
Deferred income	15,983	17,637

Total current liabilities	29,812	37,107
Deferred rent	2,095	1,388
Long-term debt	3,320	4,213
Series B-1 Preferred Stock	9,901	9,736
Stockholders’ equity	55,430	55,197

Total liabilities and stockholders’ equity	$100,558	$107,641